EXHIBIT (99)               Press release issued September 23, 1997



FOR IMMEDIATE RELEASE

AVITAR, INC. TO SELL ITS MANAGED HEALTH BENEFITS UNIT

Canton, MA September 23, 1997 -- Avitar, Inc. (Nasdaq SmallCap Market:AVIT) today announced a Letter of Intent with a national managed care company, for the sale of substantially all of the assets of Avitar's Managed Health Benefits (MHB) subsidiary for $1.3 million. The sale, which is subject to the completion of due diligence and approval by the boards of directors of both companies, is expected to close during the Fourth Quarter of 1997.

Peter P. Phildius, Chairman & CEO of Avitar, stated, "The sale of MHB will allow the management of Avitar to focus on its core medical products business. Avitar currently produces medical devices from a proprietary polyurethane foam and, as recently announced, has developed a state-of-the-art saliva collection system for saliva based diagnostic tests. The Company is currently conducting clinical trials on its first saliva based drugs-of-abuse test. We intend to expand our efforts to develop new products and further grow our existing markets.

"With the rapidly changing managed care market, the long-term success of Managed Health Benefit's highly specialized cost containment services will best be served by it becoming part of a larger, more diverse managed care company," Mr. Phildius concluded.

Avitar, Inc. primarily designs, develops, manufactures and markets healthcare products, including a proprietary line of polyurethane wound care dressings and rapid diagnostic test products.

"Safe Harbor" statement under the Private Securities Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties referred to above and as detailed from time to time in the Company's filings with the Securities & Exchange Commission.






AVITAR, INC. CONTACT:
Peter Phildius, Chairman of the Board
(617) 575-9790
Jay Leatherman, Chief Financial Officer
(203) 265-3594